DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708 Website: secretaryofstate.biz


                            Certificate of Amendment
                       (Pursuant to NRS 78.385 and 78.390)


Important: Read attached instructions before completing form ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:       AMERICHIP INTERNATIONAL INC.

2. The articles have been amended as follows (provide article numbers, if available):

     Article 3 is amended to increase the number of shares the corporation is authorized to issue. The number of shares with $0.001 par value per share that the corporation is authorized to issue is 500 Million.

3. The vote by which the stockholders holding share in the corporation entitling them to exercise at leat a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 60 Million or approximately 69%.*

4.   Effective date of filing (optional):        May 7, 2004
                                                 -----------

5.   Officer Signature (required): /s/ Marc Walther
                                   ----------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees.  See attached fee schedule